EXHIBIT 99.1

Contact: Neenah Paper, Inc.

Bill McCarthy

Vice President — Financial Analysis and Investor Relations

678-518-3278

Neenah Reports Record Second Quarter 2016 Results

Sales up 16% and E.P.S. of $1.21, up 26%

Adjusted E.P.S. of $1.26, up 31%

ALPHARETTA, GEORGIA — August 3, 2016 — Neenah Paper, Inc. (NYSE:NP) today reported 2016 second quarter results.

Second Quarter Highlights

•            Revenues of $246.0 million increased 16 percent with organic and acquisition-driven growth.

•            Operating income grew 22 percent to $33.9 million ($35.3 million after excluding $1.4 million of integration and restructuring costs).

•            Earnings per diluted share from continuing operations of $1.21 compared with $0.96 per share in 2015. Excluding 2016 integration and restructuring costs of $0.05 per share, adjusted E.P.S. of $1.26 increased 31 percent.

•            Cash generated from operations of $40.3 million was used for filtration capacity expansion, debt reduction and direct returns to shareholders.

“Adjusted earnings” is a non-GAAP measure used to improve understanding and comparability of year-on-year results. Adjusted figures are reconciled to GAAP later in this release.

“Quarterly comparisons accelerated in both segments in the second quarter with improved organic volume growth, continued positive impacts from the August 2015 FiberMark acquisition and lower input costs,” said John O’Donnell, Chief Executive Officer. “Key strategic initiatives remain on track, with a project to add filtration capacity in the U.S., growth in our premium packaging business, and the synergies anticipated as we execute the integration plans with FiberMark. Our substantial operational cash flow provides us the flexibility to execute these initiatives while maintaining a strong balance sheet and a meaningful return of cash to shareholders.”

Quarterly Consolidated Results

Income Statement

Consolidated net sales increased 16 percent to $246.0 million compared with $211.3 million in the second quarter of 2015. Revenues increased as a result of acquired sales in all segments and organic volume growth in Technical Products, partly offset by lower average prices in both segments primarily due to a product mix which lowered revenue but had minimal bottom line impact.

Selling, general and administrative (SG&A) expense of $24.4 million in the second quarter of 2016 increased from $19.6 million in the prior year. The increase in 2016 included SG&A from acquired operations, as well as timing of other spending.

Operating income of $33.9 million in 2016 increased 22 percent compared with $27.7 million in 2015. Higher income in 2016 resulted primarily from revenue growth, lower input costs, synergies and other cost efficiencies that more than offset increased SG&A and lower selling prices. Excluding $1.4 million of costs in 2016 for integration and restructuring, adjusted operating income of $35.3 million increased 27 percent compared with the prior year.

Net interest expense of $2.7 million in the second quarter of 2016 decreased slightly from $2.9 million in the second quarter of 2015 as a result of lower average interest rates which more than offset higher average debt levels. The effective income tax rate of 34 percent in the second quarter of 2016 was equivalent to the rate in the second quarter of 2015.

Income from continuing operations of $20.7 million increased 26 percent compared with $16.4 million in the second quarter of 2015 primarily as a result of higher operating income.

During the second quarter of 2016, a net loss of $0.4 million was recognized in Discontinued Operations for settlement of final closing items following the sale of the Lahnstein mill on October 31, 2015.

Cash Flow and Balance Sheet Items

Cash provided from operations in the second quarter of 2016 was $40.3 million compared with $39.4 million in the second quarter of 2015. Increased cash generation in the current year resulted from higher earnings and a lower investment in working capital.

Capital spending was $17.3 million in the second quarter of 2016 compared with $6.9 million in the prior year. Increased spending in 2016 is due to an investment to increase transportation filtration capacity in the U.S. that is expected to be largely complete by year end.

Debt as of June 30, 2016 was $219.2 million compared to $238.8 million at March 31, 2016 and $229.4 million on December 31, 2015. Cash and equivalents as of June 30, 2016 were $4.5 million compared with $5.1 million as of March 31, 2016 and $4.2 million as of December 31, 2015.

Quarterly Segment Results

Technical Products net sales of $126.5 million increased 19 percent compared with $106.2 million in the prior year. The increase in revenues resulted from acquired sales and from organic volume growth led by transportation filtration and tape. These higher volumes and a small currency translation benefit were only partly offset by mix and modest reductions in prices for grades with contractual adjusters.

Operating income of $20.1 million in the second quarter of 2016 increased 32 percent compared with prior year income of $15.2 million. Higher operating income resulted from increased sales and lower input costs that more than offset additional SG&A from acquired operations, lower prices and $0.2 million of integration costs.  Excluding integration costs, adjusted operating income of $20.3 million increased 34 percent versus the prior year.

Fine Paper & Packaging net sales were $113.7 million in the second quarter of 2016, up 8 percent compared with $105.1 million in the prior year. The increase in revenues was due to acquired sales, partly offset by lower average pricing for non-branded products.

Operating income of $18.4 million in the second quarter of 2016 increased 6 percent from $17.4 million in the prior year. Higher adjusted income in 2016 resulted from lower input costs and manufacturing efficiencies that were partly offset by increased SG&A (both acquired and due to timing of other items), lower prices and integration costs of $0.5 million. Excluding integration costs, adjusted operating income of $18.9 million increased 9 percent versus the prior year.

Other and Unallocated Corporate costs.  Sales of acquired Other products were $5.8 million, with minimal operating income after including costs of $0.4 million for integration. Unallocated corporate costs in the second quarter of 2016 were $4.6 million compared with $4.9 million in prior year period. After excluding $0.3 million for integration and restructuring, adjusted unallocated corporate costs in 2016 were $4.3 million.

Year to Date

Year-to-date net sales of $488.1 million in 2016 increased 15 percent compared with $425.7 million in 2015. Higher revenues in 2016 resulted from acquired sales and organic volume gains in Technical Products that were partly offset by lower average selling prices in both segments.

Operating income of $65.3 million in 2016 increased 16 percent compared with $56.1 million in 2015 as a result of higher sales, lower input costs and improved manufacturing efficiencies that were partly offset by higher SG&A expense and integration and restructuring costs of $2.5 million. Excluding integration and restructuring costs, operating income increased $11.7 million, or 21 percent.

Net income from continuing operations of $39.7 million in 2016 increased 22 percent compared with $32.5 million in 2015 as a result of higher operating income and lower interest and tax expense. Lower tax rates in 2016 result from timing of R&D credits which are being recognized throughout 2016, but all in the fourth quarter of 2015. The difference in timing resulted from the U.S. Congress permanently extending these credits in December 2015.

Year to date earnings per diluted common share of $2.32 increased 23 percent from $1.89 in 2015. After excluding costs of $0.09 per share for integration and restructuring in 2016, adjusted earnings per share of $2.41 in 2016 increased 28 percent compared with the prior year.

Cash provided by operating activities of $56.3 million for the first six months of 2016 was $11.8 million higher than the prior year period primarily due to higher operating earnings and a reduced investment in working capital. Cash generation in 2016 has been used for capital spending, debt reduction and returns to shareholders.

Year-to-date capital spending of $28.6 million increased from $12.6 million in the prior year as a result of spending for the U.S. filtration capacity project. Debt as of June 30, 2016 was reduced $11.7 million compared with December 31, 2015 and direct returns to shareholders, which include dividends and share repurchases, totaled $16.5 million in 2016 and $13.9 million in 2015.

Reconciliation to GAAP Measures

The Company will report adjustments to GAAP figures when they are believed to improve the comparability and understanding of results. In these instances, a reconciliation of adjusted income measures to comparable GAAP measures will be provided, as shown below and in the financial attachments:

Continuing Operations

	Second Quarter		YTD
$ millions	2016	2015	2016	2015

GAAP Operating Income	$33.9	$27.7	$65.3	$56.1
Integration/Restructuring Costs	1.4	—	2.5	—
Adjusted Operating Income	$35.3	$27.7	$67.8	$56.1

GAAP Income	$20.7	$16.4	$39.7	$32.5
Integration/Restructuring Costs	0.9	—	1.6	—
Adjusted Income	$21.6	$16.4	$41.3	$32.5

GAAP Earnings per Diluted Common Share	$1.21	$0.96	$2.32	$1.89
Integration/Restructuring Costs	0.05	—	0.09	—
Adjusted Earnings per Share	$1.26	$0.96	$2.41	$1.89

Diluted Shares	16,971	16,957	16,987	16,994

Conference Call

A conference call and webcast to discuss second quarter earnings and other matters of interest will be held as noted below.

Date: Thursday, August 4, 2016

Time: 10:00 a.m. Eastern Time

Dial-In #:  (888) 893-0989 US/Canada or (706) 758-4223 International

Confirmation ID Code: 53685518

Live Webcast Link: www.neenah.com

Interested parties are invited to listen to the call live via webcast using the link above and by clicking on the Investors tab and going to the Events/Presentations page. To participate actively in the call, parties should use the telephone dial-in numbers.  Supplemental data can be found in the Investor Relations — Events/Presentations section of the company’s web site, www.neenah.com.

A replay of the call will be available through the company’s web site until September 8, 2016 and may also be accessed by dialing (855) 859-2056 in the US or (404) 537-3406 internationally, using conference ID 85798908.

About Neenah Paper, Inc.

Neenah is a leading global specialty materials company, focused on premium niche markets that value performance and image. Key products and markets include advanced filtration media, specialized performance substrates used for tapes, labels and other products, and premium printing and packaging papers. The company is headquartered in Alpharetta, Georgia and its products are sold in over 80 countries worldwide from manufacturing operations in the United States, Germany and the United

Kingdom. Additional information can be found at the company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the U.S. Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA and we caution investors that any forward-looking statements we make are not guarantees or indicative of future performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to risks, uncertainties and other factors, many of which are outside of our control and could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to, those set forth under the captions “Cautionary Note Regarding Forward-Looking Statements” and/or “Risk Factors” of our latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Qs (these securities filings can be located on our website at www.neenah.com). Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws.

NEENAH PAPER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Net Sales	$246.0	$211.3	$488.1	$425.7
Cost of products sold	186.0	163.3	369.3	328.2
Gross Profit	60.0	48.0	118.8	97.5
Selling, general and administrative expenses	24.4	19.6	50.8	40.4
Integration/restructuring costs	1.4	—	2.5	—
Other expense - net	0.3	0.7	0.2	1.0
Operating Income	33.9	27.7	65.3	56.1
Interest expense-net	2.7	2.9	5.6	5.8
Income From Operations Before Income Taxes	31.2	24.8	59.7	50.3
Provision for income taxes	10.5	8.4	20.0	17.8
Income From Continuing Operations	20.7	16.4	39.7	32.5
(Loss) income from discontinued operations, net of income taxes	(0.4)	0.3	(0.4)	0.5
Net Income	$20.3	$16.7	$39.3	$33.0

Earnings Per Common Share:
Basic
Continuing Operations	$1.22	$0.97	$2.34	$1.92
Discontinued Operations	(0.02)	0.01	(0.02)	0.03
	$1.20	$0.98	$2.32	$1.95

Diluted
Continuing Operations	$1.21	$0.96	$2.32	$1.89
Discontinued Operations	(0.02)	0.01	(0.02)	0.03
	$1.19	$0.97	$2.30	$1.92

Weighted Average Common
Shares Outstanding (000s)
Basic	16,757	16,735	16,778	16,739
Diluted	16,971	16,957	16,987	16,994

NEENAH PAPER, INC. AND SUBSIDIARIES

BUSINESS SEGMENT DATA

(In millions)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Net Sales:
Technical Products	$126.5	$106.2	$248.0	$212.3
Fine Paper and Packaging	113.7	105.1	227.5	213.4
Other	5.8	—	12.6	—
Consolidated	$246.0	$211.3	$488.1	$425.7

Operating Income:
Technical Products	$20.1	$15.2	$39.3	$30.8
Fine Paper and Packaging	18.4	17.4	35.9	35.0
Other	—	—	—	—
Unallocated corporate costs	(4.6)	(4.9)	(9.9)	(9.7)
Consolidated	$33.9	$27.7	$65.3	$56.1

RECONCILIATION OF SEGMENT OPERATING INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Technical Products
GAAP Operating Income	$20.1	$15.2	$39.3	$30.8
Integration/Restructuring Costs	0.2	—	0.5	—
Adjusted Operating Income	20.3	15.2	39.8	30.8

Fine Paper and Packaging
GAAP Operating Income	18.4	17.4	35.9	35.0
Integration/Restructuring Costs	0.5	—	0.8	—
Adjusted Operating Income	18.9	17.4	36.7	35.0

Other/Unallocated Corporate
GAAP Operating Income	(4.6)	(4.9)	(9.9)	(9.7)
Integration/Restructuring Costs	0.7	—	1.2	—
Adjusted Operating Income	(3.9)	(4.9)	(8.7)	(9.7)

Consolidated
GAAP Operating Income	33.9	27.7	65.3	56.1
Integration/Restructuring Costs	1.4	—	2.5	—
Adjusted Operating Income	$35.3	$27.7	$67.8	$56.1

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED BALANCE SHEET DATA

(In millions)

(Unaudited)

	June 30, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$4.5	$4.2
Accounts receivable - net	112.5	97.3
Inventories	123.9	120.6
Prepaid and other current assets	14.8	24.5
Total current assets	255.7	246.6
Property, plant and equipment - net	339.7	323.0
Deferred income taxes	13.1	20.0
Goodwill and other intangibles - net	148.9	151.3
Other non-current assets	13.7	10.5
Total assets	$771.1	$751.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt payable within one year	$1.2	$1.2
Accounts payable	56.9	53.7
Accrued expenses	49.3	51.2
Total current liabilities	107.4	106.1
Long-term debt	218.0	228.2
Deferred income taxes	12.2	11.8
Non-current employee benefits	87.4	89.7
Other noncurrent obligations	3.9	4.0
Total liabilities	428.9	439.8
Stockholders’ equity	342.2	311.6
Total liabilities and stockholders’ equity	$771.1	$751.4

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED CASH FLOW DATA

(In millions)

(Unaudited)

	Six Months Ended June 30,
	2016	2015
Operating Activities
Net income	$39.3	$33.0
Depreciation and amortization	16.2	14.4
Stock-based compensation	4.2	3.5
Excess tax benefit from stock-based compensation	(0.8)	(0.9)
Deferred income tax provision	6.3	8.7
Non-cash effects of changes in uncertain income tax positions	—	(0.1)
Increase in working capital	(9.7)	(16.2)
Pension and other postretirement benefits	0.8	2.2
Other	—	(0.1)
Net cash provided by operating activities	56.3	44.5
Investing Activities
Capital expenditures	(28.6)	(12.6)
Purchase of marketable securities	(0.1)	(0.1)
Other	—	0.3
Cash used in investing activities	(28.7)	(12.4)
Financing Activities
Long-term borrowings-net of debt issuance costs	133.3	(0.1)
Repayment of debt	(145.0)	(13.4)
Shares purchased	(5.4)	(3.8)
Proceeds from exercise of stock options	0.6	0.4
Excess tax benefit from stock-based compensation	0.8	0.9
Other	(0.3)	—
Cash dividends paid	(11.1)	(10.1)
Cash used in financing activities	(27.1)	(26.1)
Effect of exchange rates on cash and cash equivalents	(0.2)	(0.6)
Net increase in cash and cash equivalents	0.3	5.4
Cash and cash equivalents, beginning of the year	4.2	72.6
Cash and cash equivalents, end of the year	$4.5	$78.0